Corix Bioscience Inc. Repays $375,000 Note

December 04, 2017 12:45 ET | **Source:** Corix Bioscience Inc.

IRVINE, CA, Dec. 04, 2017 (GLOBE NEWSWIRE) -- Corix Bioscience Inc. (OTCQB: CXBS) has paid off a $375,000 Note via funds generated from sales of its real estate assets.

“This is an important milestone for the company and avoids dilution for shareholders. Though we anticipate significant growth in the coming months, it is important that we make decisions with investors in mind. Keeping the share count and debt to a minimum is a top priority for the company,” stated Corix Bioscience CEO, Michael Ogburn.

About Corix Bioscience Inc.

Corix Bioscience Inc. ("Corix") is a Wyoming corporation and is fully reporting with the SEC and is listed as OTCQB: CXBS. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent the strains to be used in the pharmaceutical medical industries.

Our methods allow us to create and breed new and existing plant strains from tissue cells free of any pathogens or disease. We grow these plants to maturity and extract the oils which are the "medicine" part of the plant. Our sales are focused towards the medical industry and we are developing brand named products to be released in early 2018.

Corix's headquarters is located in Phoenix, Arizona with laboratory and processing facility in Carson City, Nevada and fields for growing the plants in Genoa, Nevada. We are currently looking at expanding our footprint into Washington, Oregon, California and Arizona. The Company's mission is to create clean and consistent products in medical grade facilities. Consistency being the key which will ultimately yield a safer and superior product, better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

Forward Looking Statement

This press release, and those statements regarding IXB and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated

events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

Corix Bioscience Inc.
Christ Froese
623-551-5808
CFroese@CorixBioscience.com

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